Exhibit 99.1

dELiA*s Appoints Independent Director to its Board of Directors

NEW YORK, NEW YORK – (BUSINESS WIRE) – November 21, 2007,  dELiA*s, Inc.(NASDAQ: DLIA), a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19, today announced the appointment of Paul Raffin to its Board of Directors.

Paul Raffin is the Chief Executive Officer of Frette, Inc. in New York.  He served in various positions at Limited Brands, most recently as President of the Express, Inc. division, prior to assuming his present position with Frette, Inc. Prior thereto, he was President, Mail Order of J. Crew; President of Gant, a division of Crystal Brands; and President of the Colours and Coloursport Division of Colours by Alexander Julian. Mr. Raffin has served as a director of the Bombay Company, Inc., a publicly traded company, since December, 2002.

"We are delighted to appoint Paul to our Board and believe his experience in the retail and apparel industries will be a valuable asset. His background and experience are very impressive, and we are very pleased to be adding someone with his broad expertise to our Board," said Robert Bernard, CEO of dELiA*s.

About dELiA*s, Inc.
dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19.  Its brands – dELiA*s, Alloy and CCS – generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites and, for dELiA*s, mall-based specialty retail stores.

Forward Looking Statements
This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", “should”, "project", “plan”, “predict”, "intend" and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results see the "Risk Factors " section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

CONTACT:
dELiA*s, Inc.
Stephen Feldman
212.807.9060